                                                                   EXHIBIT 10.10



                            STOCK PURCHASE AGREEMENT

         AGREEMENT made as of August 3, 1993 by and among Lotus Development Corporation, a Delaware corporation ("SELLER"), Datext, Inc., a Delaware corporation (the "COMPANY"), and Datext Holding Corporation, a Delaware corporation ("BUYER").

         The authorized capital stock of the Company consists of 100 shares of common stock, par value $.01 per share (the "COMPANY STOCK"), of which 100 shares are issued and outstanding. Seller owns beneficially and of record 100% of the outstanding Company Stock.

         Prior to the closing of the transactions contemplated herein, Seller will have transferred all of the assets (other than certain assets to be licensed to the Company) and all of the liabilities of its Lotus OneSource Division (the "DIVISION") to the Company. References herein to the "BUSINESS" shall mean the Division prior to the asset transfer and the Company after the asset transfer.

         Buyer desires to acquire from Seller the shares of Company Stock owned by Seller, and Seller desires to sell to the Buyer, all of the shares of Company Stock owned by Seller.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

         1.01 STOCK PURCHASE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.04 (a) below), Buyer will purchase from Seller, and Seller will sell and transfer to Buyer, all of the shares of Company Stock owned by Seller, free and clear of all liens, charges, security interests and other encumbrances, for the consideration specified in Section 1.02 below.

         1.02 PURCHASE PRICE.

         (a) The total purchase price to be paid to Seller for the Company Stock (the "PURCHASE PRICE") will be an amount equal to (i) $8,439,000 plus (ii) the amount, if any, that the Closing Date Asset Value (as defined in (b) below) is greater than $15,921,000, minus (iii) the amount, if any, that the Closing Date Asset Value is less than $15,921,000.

         (b) "CLOSING DATE ASSET VALUE" shall be equal to the excess of the Company's assets (excluding cash) over its liabilities (excluding deferred revenues), determined as of the close of the Company's business on the day immediately preceding the Closing Date in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with past practices of Seller. In computing Closing Date Asset Value, all accounting entries (including all liabilities and accruals) will be taken into account regardless of their amount and all known errors and omissions will be corrected and all known proper adjustments will be made.


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         (c)  The purchase price to be paid to Seller at Closing will be an amount equal to $8,439,000 (the "ESTIMATED PURCHASE PRICE"). The Estimated Purchase Price shall be paid as follows:

                  (i) $3,439,000 of which will be paid by Buyer to Seller in cash by wire transfer of immediately available funds; and

                  (ii) $5,000,000 of which will be paid by Buyer to Seller by issuance of a subordinated promissory note of Buyer in the form of EXHIBIT A attached hereto (the "NOTE").

         In addition, Buyer will issue to Seller a warrant to initially purchase 100,000 shares of Buyer's common stock in the form of EXHIBIT B attached hereto (the "WARRANT"). The Note, the Warrant and the common stock issued or issuable pursuant to the Warrant are referred to herein as the "BUYER Securities."

         (d) As soon as practicable (but in no event later than five days) after the Purchase Price is determined pursuant to Section 1.03 below, (i) in the event that the Purchase Price is less than the Estimated Purchase Price, Seller will pay to Buyer in immediately available funds an amount equal to (A) such difference, plus (B) simple interest computed on the amount determined pursuant to clause (i) (A) above at 8% per annum from (and including) the Closing Date to (but not including) the date on which such payment is made, or
(ii) in the event that the Purchase Price is greater than the Estimated Purchase Price, Buyer will pay to Seller in immediately available funds an amount equal to (A) such difference plus (B) simple interest computed on the amount determined pursuant to clause (ii)(A) above at 8% per annum from (and including) the Closing Date to (but not including) the date on which such amount is paid; provided that in the event that Buyer's financing agreements do not permit the payment described above to Seller, Buyer may deliver to Seller its promissory note in the principal amount as set forth above bearing interest at 8% per annum which will mature twelve months from the date of issuance.

         1.03 DETERMINATION OF PURCHASE PRICE. For the purpose of determining the Purchase Price, Buyer's accountants will prepare and deliver to Seller, within 60 days after the Closing Date, a detailed balance sheet for the Company as of the close of business on the day immediately preceding the Closing Date (the "CLOSING BALANCE SHEET"), which sets forth the determination of Closing Date Asset Value and the Purchase Price, all computed in accordance with Section 1.02(b) hereof. Within 15 days after the accountants' delivery of the Closing Balance Sheet and the determination of the Purchase Price, Seller will deliver a detailed statement describing its objections (if any) to the Closing Balance Sheet and determination of the Purchase Price. Buyer and Seller will use reasonable efforts to resolve any disputes regarding the determination of the Purchase Price, but if a final resolution is not obtained within 30 days after Seller has submitted its objections, any remaining disputes will be resolved by a nationally recognized accounting firm mutually agreeable to Buyer and Seller. If Buyer and Seller are unable to mutually agree on such an accounting firm within 30 days, a "big-six" accounting firm will be selected by lot after eliminating Price Waterhouse, Coopers & Lybrand and any other


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accounting firm which has a conflict with Buyer or Seller (any accounting firms selected or agreed upon shall be referred to herein as the "SELECTED ACCOUNTING FIRM"). The determination of the Purchase Price by the Selected Accounting Firm (which determination need not be in the form of an opinion of the Selected Accounting Firm) will be made within 45 days of the date such dispute is submitted to the Selected Accounting Firm and will be conclusive and binding upon the parties. The Company will allow Seller, its attorneys, accountants and representatives and the Selected Accounting Firm reasonable access to its books, records and personnel in order to determine the Purchase Price. The Selected Accounting Firm will determine the allocation of the costs and expenses of its determination of the Purchase Price based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Seller claims the Purchase Price is $1,000 greater than the amount determined by Buyer's accountants, and the Buyer contests only $500 of the amount claimed by Seller, and if the Selected Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to Buyer and 40% (i.e. 200 / 500) to Seller.

         1.04 CLOSING TRANSACTIONS.

         (A) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Lotus Development Corporation or such other place as mutually agreed upon by Seller and Buyer, at 10:00 a.m. on the third business day following the satisfaction or waiver of all conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby (other than conditions with respect to actions to be taken at the Closing itself), or on such other date as is mutually agreeable to Buyer and Seller. The date and time of the Closing are herein referred to as the "CLOSING DATE."

         (b) TRANSFERS. Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "CLOSING TRANSACTIONS" on the Closing Date:

                  (i) Seller will deliver to Buyer certificates representing the Company Stock owned by Seller, duly endorsed for transfer with all requisite state and federal transfer stamps affixed thereto to be accompanied by duly executed stock powers;

                  (ii) Buyer will deliver to Seller $3,439,000 in cash, by wire transfer of immediately available funds, and the Note and Warrant duly executed;

                  (iii) Buyer will deliver to Seller $3,000,000 in cash, by wire transfer of immediately available funds, as payment of the Non-Compete Price (as defined in Section 10.07(e) below);

                  (iv) The Company will deliver to Seller $400,000 in cash, by wire transfer of immediately available funds, as payment for the License Agreement; and

                  (v) There shall be delivered to Buyer, Seller and the Company the opinions, certificates and other documents and instruments provided to be delivered under Article II hereof.


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                                   ARTICLE II

                              CONDITIONS TO CLOSING

         2.01 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a)  The representations and warranties set forth in Article IV and
Article V hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided, however, that any disclosures made by Seller and the Company to Buyer pursuant to Sections 4.29 and 5.06 hereof will not be taken into account in determining whether this condition is satisfied;

         (b) Seller will have performed and complied in all material respects with all of the covenants and agreements required to be performed under this Agreement prior to the Closing;

         (c) Since March 31, 1993, there will have been no material adverse change in the business, financial condition, operating results, earnings, customer, supplier or employee relations of the Business and there will have been no material casualty loss, destruction or damage to the assets or properties of the Company, whether or not covered by insurance;

         (d) All consents by third parties that are required for the transfer of the Company Stock to Buyer or that are set forth on Schedule 2.01(d) hereto (the "CONSENTS SCHEDULE") will have been obtained, and releases of any and all security interests held by third parties will have been obtained, all on terms reasonably satisfactory to Buyer;

         (e) All governmental filings, authorizations and approvals (including filings, authorizations and approvals of foreign governments) that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (f) No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or might adversely affect the right of Buyer to own, operate or control the Company;

         (g) Seller will have entered into the License Agreement (the "LICENSE AGREEMENT") with the Company relating to the license of certain of Seller's intellectual property to the Company, in the form set forth in EXHIBIT C attached hereto, and the License Agreement will be in full force and effect;

         (h) Seller will have entered into a Transition Services Agreement (the "TRANSITION AGREEMENT") with the Company, substantially in the form set forth in EXHIBIT D attached hereto, and the Transition Agreement will be in full force and effect;


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         (i)  Seller will have entered into an Assignment and Assumption
Agreement with the Company substantially in the form set forth in EXHIBIT E attached hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), and the Assignment and Assumption Agreement will be in full force and effect;

         (j)  [INTENTIONALLY LEFT BLANK];

         (k) Buyer will have obtained working capital financing and a term facility in an amount sufficient to consummate the transactions contemplated by this Agreement (which will be satisfied as to amount if Buyer receives at least $5.0 million based upon a commitment from the equity investors of Buyer to invest at least $4 million in Buyer) on terms satisfactory to Buyer (it being understood that in the event that Buyer cannot obtain such financing it will use its best efforts to deliver to Seller a letter from the potential financing source indicating that it does not wish to provide Buyer with such financing);

         (l) Buyer will be satisfied, in its sole discretion, with the results of the confirmatory business (meaning confirming that there are no material variances with prior diligence), legal and accounting due diligence investigations and review of the Company performed by its representatives;

         (m)  Buyer will have received an opinion, dated the Closing Date, of
(i) Thomas M. Lemberg, Esq., General Counsel to Seller, in the form of EXHIBIT F attached hereto;

         (n) On or prior to the Closing Date, Seller will have delivered to Buyer all of the following:

                  (i) A certificate from Seller in the form set forth in EXHIBIT G attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.01(a) through (f) above have been satisfied;

                  (ii) Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein;

                  (iii) Certified copies of the resolutions of the Seller's board of directors approving the transactions contemplated by this Agreement;

                  (iv) Resignations of all of the officers and directors of the Company, effective as of the Closing Date;

                  (v) All books (including the Company's corporate minute books), records and other materials related to the Company's corporate administration and record keeping (which Seller may deliver by delivery of the foregoing to the Company's principal place of business);

                  (vi) Long form good standing certificate of the Company for the State of Delaware;


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                  (vii) Certificate of Incorporation of the Company certified by the State of Delaware and By-Laws of the Company certified by its Secretary; and

                  (viii) Such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

         (o) All actions to be taken by Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

         Any condition specified in this Section 2.01 may be waived by Buyer, PROVIDED that no such waiver will be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees to consummate the transactions contemplated by this Agreement without satisfaction of such condition.

         2.02 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided, however, that any disclosures made by Buyer to Seller pursuant to Section 6.08 will not be taken into account in determining whether this condition is satisfied;

         (b) Buyer will have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

         (d) The company will have entered into the License Agreement with the Seller, and the License Agreement will be in full force and effect;

         (e) The Company will have entered into the Transition Agreement with the Seller, and the Transition Agreement will be in full force and effect;

         (f) The Company will have entered into the Assignment and Assumption Agreement with the Seller, and the Assignment and Assumption Agreement will be in full force and effect;

         (g)  [INTENTIONALLY LEFT BLANK];

         (h) Seller will have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to Buyer, in the form of EXHIBIT H attached hereto;


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         (i)  On or prior to the Closing Date, Buyer will have delivered to
Seller all of the following:

                  (i)   a certificate from Buyer in the form set forth in
         EXHIBIT I attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.02(a) through (c) above have been satisfied;

                  (ii) copies, certified by the Secretary of Buyer, of the resolutions of Buyer's board of directors approving the execution and delivery of this Agreement, the Buyer Securities and the transactions contemplated by this Agreement; and

                  (iii) such other documents or instruments as Seller reasonably requests to effect the transactions contemplated hereby.

         (j) All actions to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Seller will be satisfactory in form and substance to Seller.

         Any condition specified in this Section 2.02 may be waived by Seller, PROVIDED that no such waiver will be effective unless it is set forth in a writing executed by Seller or unless Seller agrees to consummate the transactions contemplated by this Agreement without the satisfaction of such condition.


                                   ARTICLE III

                           COVENANTS PRIOR TO CLOSING

         3.01 AFFIRMATIVE COVENANTS OF THE COMPANY AND SELLER. With respect to the period commencing on the date hereof through the Closing Date, unless Buyer otherwise agrees in writing, the Company and Seller covenant and agree as follows:

         (a) Except as set forth in the Assets Schedule (as defined in Section 4.10(a)), Seller will cause all of the assets (other than the assets to be licensed to the Company by Seller pursuant to the License Agreement) of the Division to be transferred to the Company;

         (b) The Company will, and Seller will cause the Business to, conduct its business and operations (including its cash management practices, the collection of receivables, inventory control and payment of payables) only in the usual and ordinary course of business in accordance with past custom and practice;

         (c) Seller will cause the Business to, and the Company will, keep in full force and effect its corporate existence and all material rights, franchises and intellectual property relating or pertaining to the Business;


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


         (d) Seller will cause the Business to, and the Company will, use its reasonable best efforts to carry on the Business in the same manner as presently conducted and to keep the Business' business organization and properties intact, including its present business operations and employees and its present relationships with lessors (through June 30, 1993 with respect to the Cambridge, MA real estate), licensors, suppliers and customers and others having business relations with each of them;

         (e) Seller will cause the Business to, and the Company will, maintain the assets of the Business in customary repair, order and condition consistent with past practice and current needs, replace in accordance with past practice their inoperable, worn out or obsolete assets with assets of comparable quality consistent with past practice and current need and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Business is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Buyer and Seller;

         (f) Seller will cause the Business to, and the Company will, maintain the books, accounts and records of the Business in accordance with past custom and practice as used in the preparation of the Financial Statements (as such term is defined in Section 4.06 hereof);

         (g) Seller will, and will cause the Business to, and the Company will, not act to dissuade or discourage employees from continuing such employment;

         (h) Seller will, and will cause the Company and its officers, directors, employees and agents (including attorneys and accountants) to permit Buyer and its employees, agents, accounting and legal representatives and lenders (and such lenders' audit staff) and their representatives to have reasonable access at reasonable times during normal business hours and in a manner so as not to interfere with the normal business operations of the Business to the Business' books, records, invoices, contracts, leases, personnel, facilities, equipment and other things reasonably related to the business and assets of the Business, wherever located as Buyer may reasonably request;

         (i) Seller will promptly (once any officer or director of Seller or the Company has knowledge thereof) inform Buyer in writing of any material variances from the representations and warranties contained in Article IV or
Article V hereof or any breach of any covenant hereunder by Seller or the Company;

         (j) Seller will cause the Business to, and the Company will, comply in all material respects with all legal requirements and contractual obligations applicable to the operations and business of the Business and pay all applicable taxes when due;

         (k) Seller will, and will cause the Business to, and the Company will, cooperate with Buyer and use their reasonable best efforts to make all registrations, filings and applications, to give all notices and to cause the conditions to Buyer's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered); and


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

         (l) Seller will confer on a regular and frequent reasonable basis with representatives of Buyer to report on operational matters and the general status of ongoing operations.

         3.02 NEGATIVE COVENANTS OF THE COMPANY AND SELLER. Prior to the Closing, without Buyer's prior written consent, Seller will cause the Business to not, and the Company will not:

         (a)  take any action of the type that would require disclosure under
Section 4.09 of this Agreement;

         (b) make any loans, enter into any insider transactions or make or grant any increase in any employee's or officer's compensation in excess of 5% of his or her previous compensation level or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Business except in accordance with past practices;

         (c) establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan, multiemployer, severance or health benefit plan covering the employees of the Business;

         (d) except as specifically contemplated by this Agreement, enter into any contract, agreement or transaction other than in the ordinary course of the Business' business, in accordance with past custom and practice and at arm's length with unaffiliated persons or entities;

         (e) fail to use reasonable efforts to take or omit to take any action which could reasonably be anticipated to have a material adverse effect upon the business, operations, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, or business prospects of the Business;

         (f) terminate the employment of any senior level managers of the Business listed on Schedule 3.02(f) attached hereto (the "MANAGERS SCHEDULE") other than for cause; and

         (g) amend, modify, renew or alter any contract of the Business with its existing customers which would cause payments from customers to the Business to be made more frequently than is contemplated by the contracts in existence as of the date of this Agreement.

         3.03 COVENANTS OF BUYER.  Prior to the Closing, Buyer will:

         (a) promptly (once it has knowledge thereof) inform Seller in writing of any variances from the representations and warranties contained in Article VI hereof or any breach of any covenant hereunder by Buyer; and

         (b) cooperate with Seller and use its reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain all governmental, third party or other consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to Seller's obligation to


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close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE BUSINESS

         As a material inducement to Buyer to enter into this Agreement, Seller and the Company hereby represent and warrant that:

         4.01 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, other than where the failure to qualify would not have a material adverse effect on the Company or the Business. All such jurisdictions in which the Company is qualified are set forth on Schedule 4.01 attached hereto (the "QUALIFICATIONS SCHEDULE"). The Company has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted. The copies of the Company's certificate of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books containing the records of meetings of the shareholders and board of directors, the stock certificate books and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

         4.02 AUTHORIZATION OF TRANSACTIONS. The Company has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Seller has duly approved this Agreement and all other agreements contemplated hereby to which the Company is a party and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         4.03 CAPITALIZATION. The authorized, issued and outstanding stock of the Company is as set forth in the second paragraph of the recitals of this Agreement. All of the issued and outstanding shares of the Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive


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


rights, and are owned of record and beneficially by Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

         4.04 SUBSIDIARIES; INVESTMENTS. Except as set forth in Schedule 4.04 attached hereto (the "SUBSIDIARIES SCHEDULE"), the Company does not own or hold any rights to acquire any shares of stock or any other security or interest in any other Person, and the Company has never had any Subsidiary. "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof "SUBSIDIARY" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination as being made, owned by the Company either directly or through one or more Subsidiaries.

         4.05 ABSENCE OF CONFLICTS. Except as set forth in Schedule 4.05 attached hereto (the "RESTRICTIONS SCHEDULE"), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the transfer of the assets of the Division to the Company) do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company or the Company Stock, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the certificate of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject.

         4.06 FINANCIAL STATEMENTS. The Company has furnished Buyer with copies of the Division's (a) unaudited balance sheet as of March 31, 1993 (the "Latest Balance Sheet") and the related statements of income and cash flow for the three month period then ended and (b) audited balance sheets and statements of income and cash flow for the fiscal years ended December 31, 1992 and 1991. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "FINANCIAL STATEMENTS") is accurate and complete in all material respects, is consistent with the Division's books and records (which, in turn, are accurate and complete in all material respects), present fairly the Division's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments (which will not be material individually or in the aggregate) and to the absence of footnote disclosure.

         4.07 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) obligations under contracts or commitments described in Schedule 4.13 or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim or lawsuit, or an environmental liability), and (iv) liabilities otherwise expressly disclosed in this Agreement or the Schedules attached hereto.

         4.08 ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 1993, there has been no material adverse change in the business, financial condition, operating results, earnings, assets, customer, supplier or employee relations of the Business and there has been no material casualty loss or damage to the assets of the Business (whether or not covered by insurance).

         4.09 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Schedule
4.09 attached hereto (the "DEVELOPMENTS SCHEDULE") and except as expressly contemplated by this Agreement, since March 31, 1993, neither the Company nor Seller with respect to the Division has:

         (a) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

         (b) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or its Subsidiaries;

         (c) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

         (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability, other than liabilities paid in the ordinary course of business, or prepaid any amount of indebtedness for borrowed money;

         (e) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets, other than purchase money liens incurred in the ordinary course of business not to exceed $10,000 in the aggregate;

         (f) sold, leased, assigned or transferred (including without limitation transfers to Seller or any employees or affiliates of the Company) a portion of its tangible assets, except in the ordinary course of business, or cancelled without fair consideration any debts or claims owing to or held by it;

         (g) sold, assigned, licensed or transferred (including without limitation transfers to Seller or any employees or affiliates of the Company or the Division) any Proprietary Rights;

         (h) disclosed any confidential information other than pursuant to agreements which prohibit the receiving party from disclosing such confidential information or received any confidential information of any third party in violation of any obligation of confidentiality;

         (i) suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business or consistent with past custom and practice in excess of $10,000;

         (j) suffered any theft, damage, destruction or casualty loss in excess of $10,000, to its tangible assets, whether or not covered by insurance or suffered any substantial destruction of the Business' books and records;

         (k) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction, in each case other than in the ordinary course of business and in accordance with past custom and practice or entered into any transaction with any insider (as defined in Section 4.22);

         (l) made or granted any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

         (m) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $25,000;

         (n) made any loans or advances to, or guarantees for the benefit of, any persons;

         (o)  made any charitable contributions or pledges;

         (p) entered into any lease of capital equipment or real estate involving rental in excess of $10,000 per annum; or

         (q) changed or authorized any change in its certificate of incorporation or by-laws.

         4.10 TITLE TO PROPERTIES.

         (a) Except as set forth on Schedule 4.10(a) attached hereto (the "ASSETS SCHEDULE"), Seller has transferred all of its right, title and interest in all of the assets (other than the assets to be licensed to the Company by Seller pursuant to the License Agreement) of the Division to the

Company. Such transferred assets include, without limitation, the assets used principally by the employees of the Division at each of Seller's facilities (i.e., office furniture and computer equipment used by such employees and the equipment used at the smaller training room in the New York, New York field office and the training room in the Chicago, Illinois field office).

         (b) The Company (i) owns no real estate and (ii) has no real estate leases or subleases. As of the Closing, the Transition Agreement will provide Buyer with arrangements relating to all real estate used or occupied by the Business.

         (c) Except as set forth on Schedule 4.10(c) attached hereto (the "ENCUMBRANCES SCHEDULE"), the Business owns good and marketable title, free and clear of all liens, charges, security interests and encumbrances to all of the personal property and tangible assets which are shown on the Latest Balance Sheet or acquired thereafter or located on their premises or used primarily by the Business.

         (d) The machinery, equipment, vehicles and other tangible assets of the Business are in satisfactory operating condition and repair and are usable in the ordinary course of business except for assets that are not necessary for the operation of the business of the Business. The Business owns or leases under valid leases all machinery, equipment and other tangible assets necessary for the conduct of its business.

         4.11 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 4.11 attached hereto (the "ACCOUNTS RECEIVABLE SCHEDULE"), all of the notes and accounts receivable of the Business reflected on the Closing Balance Sheet are, and all notes and accounts receivable of the Business as of the Closing Date will be, good and valid receivables (subject to no counterclaims or offset except for claims by debtors of nonperformance relating to accounts receivable which are contingent on the Company's performance after the Closing of its obligations pursuant to agreements) and will be collected if the Company exercises reasonable best efforts in collection of the same (net of the allowance for doubtful accounts) within 90 days after the Closing Date at the aggregate amount recorded therefor on the books and records of the Business as of the Closing Date. As of the Closing Date, there are no individual accounts receivable which are over $25,000 and 60 days past due, except as set forth on Schedule 4.11 attached hereto (the "ACCOUNTS RECEIVABLE SCHEDULE"). As of the Closing date, no person or entity will have any lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables other than in the ordinary course of business.

         4.12 TAXES.

         (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (as shown on any Tax Return) have been paid. No claim is currently outstanding and, to Seller's knowledge, for the period since Seller has owned the Company no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) The Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such Tax Returns were correct and complete in all material respects in so far as they relate to the Company. All income Taxes owed by the Affiliated Group (as shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the group.

         (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (d) No director or officer (or employee responsible for Tax matters) of the Company or Seller has knowledge of any specific issue that he expects any Tax authority to raise which, if sustained would lead to the assessment of additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority, except liability for Taxes for which another Person is principally responsible but for which the Company may be liable on account of the provisions of Treasury Reg. Section 1.1504-6 (or any similar provision of state, local or foreign law). Schedule 4.12 lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for taxable periods ended on or after December 31, 1991.

         (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. The Company is not a party to any Tax allocation or sharing agreement. Since August 23, 1987, the Company has not been a member of an Affiliated Group other than the Affiliated Group of which it is currently a member.

         (f) The Company has no liability for the Taxes of any Person other than the Company (i) under Treasury Reg. Section 1. 1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

         (g) Schedule 4.12 sets forth the following information with respect to the Company as of April 3, 1993 (i) the basis of the Company in its assets; and
(ii) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction (as defined in Treasury Reg.
Section 1.1502-13). Seller will further provide to Buyer at least 5 days prior to the Closing: (i) an update to the information set forth in Schedule
4.12 as of June 30, 1993 and (ii) an estimated pro forma basis of the Company's fixed assets as of the Closing.

         (h) The unpaid Taxes of the Company (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

         (i)  For purposes of this Agreement:

                  (i) "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (ii) "TAX RETURN" means any return, declaration, report, claim of refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (iii) "AFFILIATED GROUP" means the affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law, of which the Company was a member during the period from August 23, 1987 through the Closing Date.

                  (iv) "CODE" means the Internal Revenue Code of 1986, as amended.

         4.13 CONTRACTS AND COMMITMENTS.

         (a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 4.13 attached hereto (the "CONTRACTS SCHEDULE"), neither the Company nor Seller with respect to the Division is a party to or bound by, whether written or oral, any: (i) collective bargaining agreement or contract with any law or union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) contract for the employment of any officer, individual employee or other person on a full time or consulting basis or any severance agreements;
(iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license or royalty agreements (other than the licenses granted by the Company pursuant to its customer subscription agreements); (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (ix) contract or group of related contracts with the same party for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such contracts do not involve a sum in excess of $5,000 annually)or involves a sum in excess of $25,000; (x) contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $15,000; (xi) contract which prohibits it from freely engaging in business anywhere in the world; (xii) contract or agreement with any officer, director, shareholder or other insider of the Company or Seller or any of its affiliates (excluding customer contracts); (xiii) contract relating to the distribution, marketing or sales of its products; (xiv) warranty agreement with respect to products sold; (xv) franchise agreements; (xvi) agreements, contracts or understandings pursuant to which the Business subcontracts work to third parties which involves a sum in excess of $25,000; or (xvii) other agreement material to it whether or not entered into in the ordinary course of business.

         (b) Except as specifically contemplated by this Agreement or disclosed in the Contracts Schedule, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached or cancelled by the other party since April 1, 1993, (ii) since April 1, 1993, no customer or supplier has indicated in writing or orally to an officer or director of the Company or Seller that it will stop or materially decrease the rate of business done with the Business, (iii) the Business has performed all the obligations required to be performed in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed on the Contracts Schedule, (iv) the Business has no present expectation or intention of not fully performing any obligation pursuant to any contract set forth on the Contracts Schedule, (v) no director, officer or division directors of the Company or officer or director of Seller has knowledge of any breach or anticipated breach by any other party to any contract set forth on the Contracts Schedule, and (vi) no unfilled customer order or commitment obligating the Business to process, manufacture or deliver products or perform services will result in a loss to the Business upon completion of performance.

         (c) Seller has provided Buyer with a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto. The Contracts Schedule contains an accurate and complete description of all material terms of all oral contracts referred to therein.

         4.14 PROPRIETARY RIGHTS.

         (a) "PROPRIETARY RIGHTS" shall mean all of the following items owned by, issued to or licensed to (other than the rights licensed to the Company pursuant to the License Agreement), the Company or Seller with respect solely to the Division, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the name "Datext", "OneSource" and all translations, adaptations, derivations and combinations of the foregoing; copyrights registered or unregistered, statutory or common law, and copyrighted works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including, without limitation, data and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on
Schedule 4.14 attached hereto (the "PROPRIETARY RIGHTS SCHEDULE"), but excluding items specifically noted as excluded on the Proprietary Rights Schedule.

         (b) The Proprietary Rights, the items excluded on the Proprietary Rights Schedule and the rights licensed to the Company pursuant to the License Agreement comprise all of the intellectual property necessary for the operation of the Company's and the Division's businesses as currently conducted. The Proprietary Rights Schedule sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights owned or filed by the Company or Seller solely with respect to the Division which constitute Proprietary Rights; (ii) all trade names and unregistered trademarks used by the Company or Seller solely with respect to the Division; and (iii) all licenses or similar agreements or arrangements to which the Company or Seller with respect to the Division is a party either as licensee or licensor for the Proprietary Rights.

         (c) Except as set forth in the Proprietary Rights Schedule, (i) the Company or Seller with respect to the Division owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights is currently outstanding or is, to the knowledge of Seller or the Company, threatened, and there are no grounds for same; (ii) the Company or Seller with respect to the Division owns or has the valid right to use each of the Proprietary Rights necessary for the operation of its business as currently conducted; (iii) neither the Company nor Seller has received any notices of, nor is any officer or director of Seller or the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Proprietary Rights set forth in the Proprietary Rights Schedule including, without limitation, any demand that the Business license rights from a third party; and (iv) neither the Company nor Seller with respect to the Division has infringed, misappropriated or otherwise conflicted with any rights of any third parties and none of the officers, division directors or directors of the Company nor the officers or directors of Seller is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business' businesses as currently conducted.

         (d) All of the Proprietary Rights are or will be owned by, or properly assigned or licensed to, the Company at the time of the Closing. The transactions contemplated by this Agreement (including, without limitation, the asset transfer from the Division to the Company) will have no adverse effect on the Company's right, title and interest in and to the Proprietary Rights. The Company and Seller with respect to the Division have taken all necessary action to protect the Proprietary Rights and will continue to maintain those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

         4.15 LITIGATION; PROCEEDINGS. Except as set forth in Schedule 4.15 attached hereto (the "LITIGATION SCHEDULE"), there are no actions, suits, proceedings, orders or, to the knowledge of the officers, directors or division directors of the Company or the officers or directors of Seller, governmental investigations pending or, to the knowledge of the directors, officers or division directors of the Company or the officers or directors of Seller, threatened against or affecting the Company or the Seller with respect to the Business at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to the directors, division directors or the officers of the Company or the officers or directors of Seller for any of the foregoing. Except as set forth on the Litigation Schedule, neither the Company nor Seller has received any opinion or legal advice in writing from outside counsel to the effect that the Business is exposed from a legal standpoint to any liability which may be material to the Business, business as previously or presently conducted.

         4.16 BROKERAGE. Except as set forth in Schedule 4.16 attached hereto (the "BROKERAGE SCHEDULE"), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or Seller with respect to the Division.

         4.17 GOVERNMENTAL LICENSES AND PERMITS. Schedule 4.17 attached hereto (the "LICENSES SCHEDULE") contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the "LICENSES") owned or possessed by the Company or Seller with respect to the Division or used by the Company or Seller with respect to the Division in the conduct of the Business other than real estate leased by the Business. Except as indicated on the License Schedule, the Business owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted and will use their best efforts to maintain all such Licenses. No loss or expiration of any License is pending or, to the knowledge of Seller or any officer or director of the Company, threatened, other than expiration in accordance with the terms thereof.

         4.18 EMPLOYEES. The Company and Seller with respect to the Division have complied with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, Sections 71A-71H of Chapter 151A of the Massachusetts General Laws Annotated and similar laws regarding plant closings or mass layoffs in other jurisdictions, and the Immigration Reform and Control Act of 1986. Neither the Company nor Seller with respect to the Division is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances or unfair labor practices claims. Neither the Company nor Seller with respect to the Division has engaged in any unfair labor practice. No officer or director of the Company or Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business relating to the Business' business. The Employees Schedule sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed by the Company and Seller with respect to the Division (including independent contractors) and their job titles and dates of hire, whether full-time or part-time, whether such employees (or independent contractors) are remunerated on an hourly, weekly or monthly basis, whether such employees (or independent contractors) are members of a bargaining unit, whether such employees (or independent contractors) are actively employed and to the extent any such employee (or independent contractor) is on a paid or unpaid leave of absence, the nature of such leave of absence and the anticipated date of such employee's (or independent contractor's) return to active employment.

         4.19 EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth on Schedule 4.19, with respect to current or former employees of the Company or the Division, neither the Company nor the Seller maintains or contributes to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), or (iii) employee welfare benefit plans, (as defined in
Section 3(l) of ERISA), or material fringe benefit plans or programs. The Company does not and the Seller has not, within the last five years, contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA) with respect to employees of the Company or the Division. The Company does not maintain or contribute to or have any liability under any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Internal Revenue Code of 1986 (the "Code") or applicable state insurance laws. All of the employee benefit plans scheduled, pursuant to paragraphs (i), (ii) or (iii) above (the "Benefit Plans") are maintained by Seller.

         (b) The Benefit Plans (and related trusts and insurance contracts) comply in form and in operation in all respects with the applicable requirements of ERISA and the Code; and each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification and neither Seller nor the Company is aware of any facts which could cause such determination letters to be invalid as of the Closing Date.

         (c) Except as set forth on Schedule 4.19, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-ls and Summary Plan Descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans have been properly filed with the appropriate government agency or distributed to participants, and the Company or the Seller has complied with the requirements of Section 4980B of the Code with respect to current or former employees of the Division.

         (d) With respect to each Benefit Plan which is an employee pension benefit plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such employee pension benefit plan, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued, and, with respect to any Benefit Plan which is an employee welfare benefit plans, all premiums or other payments which are due have been paid.

         (e) With respect to any Benefit Plan currently or previously maintained by members of the controlled group of companies (as defined in sections 414 (b) and (c) of the Code) that includes the Company (the "Controlled Group"), the Company has no liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor, any multiemployer plan, or any current or former employee of the Company or the Division or otherwise that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any member of the Controlled Group of incurring such a liability.

         (f) With respect to each of the Benefit Plans and each employee welfare benefit plan, Seller has furnished to Buyer true and complete copies of
(i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service, and (iii) the last Form 5500 Annual Report.

         4.20 INSURANCE. Schedule 4.20 attached hereto (the "INSURANCE SCHEDULE") lists and briefly describes each insurance policy maintained by the Business with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and the Business is not in default with respect to its obligations under any such insurance policies.

         4.21 OFFICERS AND DIRECTORS; BANK ACCOUNTS. Schedule 4.21 attached hereto (the "OFFICERS AND DIRECTORS SCHEDULE") lists all officers and directors of the Company, and all of the Company's bank accounts (designating each authorized signatory and the level of each signatory's authorization).

         4.22 AFFILIATE TRANSACTIONS. Except as disclosed on Schedule 4.22 attached hereto (the "AFFILIATE TRANSACTIONS SCHEDULE"), no officer or director of the Company or Seller or any person related by blood or marriage to any such person (collectively, the "INSIDERS"), is a party to any material agreement, contract, commitment or transaction with the Business or which is pertaining to the business of the Business.

         4.23 COMPLIANCE WITH LAWS. The Company and its officers, directors, agents and employees, and Seller with respect to the Business, have complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, the Business' marketing, sales and distribution of its products and services) or any owned or leased properties of the Business and to which the Business may be subject, and no claims have been filed against the Company or Seller with respect to the Business alleging a violation of any such laws or regulations. The Company and Seller with respect to the Business have complied with, and bears no liability or correction or remediation obligation under, any environmental or safety laws or related common law theories. Neither the Company nor Seller with respect to the Business have given or agreed to give any money, gift or similar benefit (other than business meals and/or entertainment or incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, insider or any other person in a position to assist or hinder the Business in connection with any actual or proposed transaction.

         4.24 PRODUCT WARRANTY. Liability for replacement, repair or refunds of products sold or licensed by the Business in connection with the Business' informal return policy or applicable contractual commitments or express or implied warranties does not exceed, in the aggregate, 1% of the Business, receipts from sales and licenses on a monthly basis. Except as set forth on
Schedule 4.24 attached hereto (the "PRODUCT WARRANTY SCHEDULE"), no product manufactured, sold, licensed, leased or delivered by the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than statutory warranties where the breach thereof would not have a material adverse effect on the Business. The Product Warranty Schedule includes copies of such standard terms and conditions for sale or lease for the Business (containing applicable guaranty, warranty and indemnity provisions).

         4.25 PRODUCT LIABILITY. There is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or the Division.

         4.26 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         4.27 GUARANTEES. The Company is not a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         4.28 DISCLOSURE. Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to Buyer of which any of the officers or directors of Seller or the Company is aware and which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, financial condition, operating results, earnings, assets, customer, supplier, employee relations or business prospects of the Business.

         4.29 CLOSING DATE. All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to Buyer at the Closing are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to the Closing.

                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

         As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

         5.01 CORPORATE ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Seller is a party and perform its obligations hereunder and thereunder.

         5.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Seller is a party will when executed constitute, a valid and binding obligation of Seller, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         5.03 ABSENCE OF CONFLICTS. Neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest or charge or encumbrance upon the assets of the Company or the Company Stock, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of the certificate of incorporation or by-laws of the Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Seller is a party.

         5.04 BROKERAGE. Except as set forth on the Brokerage Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         5.05 SHARES. Seller holds of record and owns beneficially 100 shares of Company Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and the state securities laws), claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

         5.06 CLOSING DATE. All of the representations and warranties concerning Seller contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to the closing.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that:

         6.01 CORPORATE ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.

         6.02 AUTHORIZATION. The execution, delivery and performance of this Agreement and the instruments and other agreements contemplated hereby to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the other instruments and agreements contemplated hereunder. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         6.03 CAPITALIZATION. On the Closing Date, the authorized capital stock of Buyer will consist of (a) 1,300,000 shares of common stock, par value $.0l per share, of which 810,000 shares are issued and outstanding and 100,000 are reserved for issuance upon exercise of the Warrants, and (b) 200,000 shares of Class P common stock, par value $.01 per share, of which 90,000 shares are issued and outstanding. On the Closing Date, all of the issued and outstanding shares of capital stock of Buyer will be duly authorized, validly issued, fully paid and nonassessable, and not subject to, nor were they issued in violation of, any preemptive rights.

         6.04 NO VIOLATION. Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other instruments and agreements contemplated hereby to which Buyer is a party.

         6.05 GOVERNMENTAL AUTHORITIES AND CONSENTS. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other instruments and agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby to which Buyer is a party or the transactions contemplated hereby or thereby.

         6.06 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

         6.07 CONDUCT OF BUSINESS. Except as contemplated herein or as necessary to consummate the transactions contemplated hereby, Buyer has not conducted any business, incurred any expenses, obligations or liabilities or entered into any contracts or agreements.

         6.08 CLOSING DATE. All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to Seller are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised Seller otherwise in writing prior to the Closing.

                                   ARTICLE VII

                                BUYER SECURITIES

         7.01 INVESTMENT REPRESENTATIONS OF SELLER. In connection with the issuance of the Buyer Securities to Seller hereunder, Seller hereby represents and warrants to Buyer that:

         (a) A duly authorized officer of Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Buyer Securities, has had full access to such other information concerning Buyer as Seller has requested and possesses substantial information about, and familiarity with Buyer as a result of the information provided to Seller.

         (b) Seller is able to bear the economic risk of the investment in the Buyer Securities for an indefinite period of time.

         (c) Seller is acquiring the Buyer Securities hereunder for its own account with the present intention of holding such securities for investment purposes and has no intention of selling such security in a public distribution in violation of federal or state securities laws.

         7.02 LEGEND. The Buyer Securities will be imprinted with a legend in substantially the following form:

         The Security represented by this [SECURITY] has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any sale or transfer of this [SECURITY], except pursuant to an effective registration statement under the Act covering such sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from registration under the Act.

         The transfer of such security is subject to the conditions specified in the Stock Purchase Agreement, dated as of __________ __, 1993 between the Company and Lotus Development Corporation (the "Stock Purchase Agreement"), and the Company reserves the right to refuse the transfer of such security until such conditions have been fulfilled with respect to such transfer. Upon written request, a copy of such conditions shall be furnished by the Company to the holder hereof without charge.

         7.03 TRANSFER OF BUYER SECURITIES.

         (a) Buyer Securities are transferable only pursuant to (i) public offerings registered under the Securities Act of 1933, (ii) Rule 144 of the Securities and Exchange Commission (or any similar rule then in force) if such rule is available or (iii) subject to the conditions specified in paragraph (b) below, any other legally available means of transfer.

         (b) In connection with the transfer of any Buyer Securities (other than a transfer described in paragraph 7.03 (a) (i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or O'Sullivan, Graev and Karabell or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Buyer Securities may be effected without registration of such Buyer Securities under the Securities Act. In addition, if the holder of the Buyer Securities delivers to the Company an opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Buyer Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Buyer Securities which do not bear the Securities Act legend set forth in
Section 7.02. If the Company is not required to deliver new certificates for such Buyer Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this paragraph and Section 7.02.

         7.04 FINANCIAL STATEMENTS AND OTHER INFORMATION. Buyer shall deliver to Seller (so long as Seller holds the Note):

         (a) as soon as available but in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income and cash flows of Buyer and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidated balance sheets of Buyer and its subsidiaries, if any, as of the end of such quarterly period, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and

         (b) within 90 days after the end of each fiscal year, audited consolidated statements of income and cash flows of Buyer and its subsidiaries, if any, for such fiscal year, and consolidated balance sheets of Buyer and its subsidiaries, if any, as of the end of such fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by, with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing.

         7.05 ADDITIONAL RESTRICTIONS ON TRANSFER.

         (a) TRANSFER OF THE WARRANT OR THE UNDERLYING COMMON STOCK. Seller shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in the Warrant or any shares of Underlying Common Stock (a "TRANSFER"), except pursuant to (i) a Public Sale or a Sale of Buyer ("EXEMPT TRANSFERS") or (ii) the provisions of this Section 7.05; provided that in no event shall any Transfer of the Warrant or the Underlying Common Stock pursuant to this Section 7.05 be made for any consideration other than cash payable upon consummation of such

Transfer or in installments over time. Prior to making any Transfer other than an Exempt Transfer, Seller will give written notice (the "SALE NOTICE") to Buyer and the Investors.

         The Sale Notice will disclose in reasonable detail the number of shares to be transferred and the terms and conditions of the proposed transfer. Seller will not consummate any Transfer until 30 days after the Sale Notice has been given to Buyer and to the Investors, unless the parties to the Transfer have been finally determined pursuant to this Section 7.05 prior to the expiration of such 30-day period (the "ELECTION PERIOD").

         (b) FIRST REFUSAL RIGHTS. Buyer may elect to purchase all (but not less than all) of the Warrant or the shares of the Underlying Common Stock to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to Seller and the Investors within 15 days after the Sale Notice has been given to Buyer. If Buyer has not elected to purchase all of the Warrant or the Underlying Common Stock to be transferred, the Investors may elect to purchase all (but not less than all) of the Warrant or the Underlying Common Stock to be transferred upon the same terms and conditions as those set forth in the Sale Notice by giving written notice of such election to Seller within 30 days after the Sale Notice has been given to the Investors. If more than one Investor elects to purchase the Warrant or the Underlying Common Stock, the portion of the Warrant or the shares of Underlying Common Stock to be sold will be allocated among the Investors pro rata according to the number of shares of Buyer Common Stock owned by each Investor on a fully diluted basis. If the Company or the Investors have elected to purchase the Warrant or the Underlying Common Stock to be transferred, the transfer of such shares shall be consummated as soon as practicable after the delivery of the election notices. If neither Buyer nor the Investors elect to purchase all of the Warrant or the shares of Underlying Common Stock specified in the Sale Notice, Seller may, within 90 days after the expiration of the Election Period, transfer the Warrant or the shares of Underlying Common Stock specified in the Sale Notice to one or more third parties at a price per share no less than the price set forth in the Sale Notice and on other terms no more favorable to the transferee(s) thereof than specified in the Sale Notice. The purchase price specified in the Sale Notice will be payable solely in cash at the closing of the transaction or in installments over time, and the Warrant and the Underlying Common Stock may not be pledged. Any portion of the Warrant or any shares of Underlying Common Stock not transferred within such 90-day period will be subject to the provisions of this Section 7.05(b) upon subsequent transfer.

         (c)  CERTAIN PERMITTED TRANSFERS. The restrictions contained in this
Section 7.05 will not apply with respect to transfers of the Warrant or shares of Underlying Common Stock to any entity controlled by, controlling, or under common control with Seller, so long as such transferee agrees to be bound by the terms and provisions of Article VII hereof.

         (d) TERMINATION OF RESTRICTIONS. The restrictions on the transfer of the Warrant and the shares of Underlying Common Stock set forth in this Section
7.05 will continue with respect to the Warrant and each share of Underlying Common Stock, respectively, following any transfer thereof; provided that in any event such restrictions (other than paragraph 7.05(e) below) will terminate on the first to occur of a Sale of Buyer or a Public Offering.

         (e) HOLDBACK. Each holder of the Warrant or Underlying Common Stock agrees not to effect any public sale or distribution of any portion of this Warrant or any Underlying Common Stock or other equity securities of Buyer, or any securities convertible into or exchangeable or exercisable for any of Buyer's equity securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten Public Offering, except as part of such underwritten Public Offering or if otherwise permitted by Buyer.

         7.06 SALE OF BUYER.

         (a) If the board of directors of Buyer (the "Board") and the holders of a majority of Buyer Common Stock then outstanding approve a Sale of Buyer (the "APPROVED SALE"), the holders of Underlying Common Stock will consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger of consolidation, each holder of Underlying Common Stock shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Underlying Common Stock shall agree to sell all of his shares of Underlying Common Stock and rights to acquire shares of Underlying Common Stock on the terms and conditions approved by the Board and the holders of a majority of Buyer Common Stock then outstanding. Each holder of Underlying Common Stock shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by Buyer.

         (b) The obligations of the holders of Underlying Common Stock with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Buyer Common Stock shall receive the same form of consideration and the same portion of the aggregate consideration such holder would have received if such aggregate consideration had been distributed by Buyer in complete liquidation pursuant to the rights and preferences set forth in Buyer's Certificate of Incorporation as in effect immediately prior to such sale or exchange; (ii) if any holders of a class of Buyer Common Stock are given an option as to the form and amount of consideration to be received, each holder of such class of Buyer Common Stock shall be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Buyer Common Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Buyer Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Buyer Common Stock received by holders of such class of Buyer Common stock in connection with the Approved Sale less the exercise price per share of such class of Buyer Common Stock of such rights to acquire such class of Buyer Common Stock by (2) the number of shares of such class of Buyer Common Stock represented by such rights.

         (c) If Buyer or the holders of Buyer's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Underlying Common Stock will, at the request of Buyer, appoint a purchaser representative (as such term is defined in rule 501) reasonably acceptable to Buyer if any holder of Underlying Common Stock appoints a purchaser representative designated by Buyer, Buyer will pay the fees of such purchaser representative, but if any holder of Underlying Common Stock declines to appoint the purchaser representative designated by Buyer such holder will appoint another purchaser representative (reasonably acceptable to Buyer), and such holder will be responsible for the fees of the purchaser representative so appointed.

         (d) Seller and the other holders of Underlying Common Stock (if any) will bear their pro rata share (based upon the number of shares sold) of the costs of any sale of Underlying Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Buyer Common Stock and are not otherwise paid by Buyer or the acquiring party. Costs incurred by Seller and the other holders of Underlying Common Stock on their own behalf will not be considered costs of the transaction hereunder.

         (e) The provisions of this Section 7.06 will terminate upon the completion of a Public Offering.

         7.07 PUBLIC OFFERING. In the event that the Board and the holders of a majority of the shares of Buyer Common Stock then outstanding approve a Public Offering of Buyer Common Stock, the holders of Underlying Common Stock shall take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise Buyer in writing that in their opinion the Buyer Common Stock structure shall adversely affect the marketability of the offering, each holder of Underlying common stock shall consent to and vote for a recapitalization, reorganization and/or exchange of Buyer Common Stock into securities that the managing underwriters, the Board and holders of a majority of the shares of Buyer Common Stock then outstanding find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in Buyer's Certificate of Incorporation as in effect immediately prior to such Public Offering.

         7.08 ADDITIONAL DEFINITIONS. The following terms have meanings set forth below:

         "BUYER COMMON STOCK" means, collectively, Buyers common stock, par value $.01 per share, Buyer's Class P Common Stock and any capital stock of any class of Buyer hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of Buyer.

         "INDEPENDENT THIRD PARTY" means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of Buyer Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of Buyer Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of Buyer Common Stock.

         "INVESTORS" means Information Partners Capital Fund, L.P. and William Blair Venture Partners III Limited Partnership and their successors and assigns.

         "1933 ACT" means the Securities Act of 1933, as amended from time to time.

         "PUBLIC OFFERING" means the sale, in an underwritten public offering registered under the 1933 Act, of shares of Buyer Common Stock.

         "PUBLIC SALE" means any sale pursuant to a registered public offering under the 1933 Act or any sale to the public pursuant to Rule 144 promulgated under the 1933 Act effected through a broker, dealer or market maker.

         "SALE OF BUYER" means the sale of Buyer to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of Buyer possessing the voting power to elect a majority of Buyer's board of directors (whether by merger, consolidation or sale or transfer of Buyer's capital stock) or (ii) all or substantially all of Buyer's assets determined on a consolidated basis.

         "UNDERLYING COMMON STOCK" means shares of Buyer's common stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon exercise of the Warrants are issued by an entity other than Buyer or there is a change in the class of securities so issuable, then the term "Underlying Common Stock" shall mean one share of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares. Underlying Common Stock will continue to be Underlying Common Stock in the hands of any holder other than Seller (except for Buyer and the Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Underlying Common Stock will succeed to all rights and obligations attributable to Seller as a holder of Underlying Common Stock hereunder. Underlying Common Stock will also include shares of Buyer's capital stock issued with respect to Underlying Common Stock by way of a stock split, stock dividend or other recapitalization.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a)  by mutual written consent of Buyer and Seller;

         (b) by either Buyer or Seller if there has been a material misrepresentation or breach on the part of the other party in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

         (c) by either Buyer or Seller if the Closing has not occurred on or prior to 45 days after the date hereof; PROVIDED that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(c) if such person's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

         8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in sections 10.05, 10.10(b) and 10.11 and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

                                   ARTICLE IX

                       INDEMNIFICATION AND RELATED MATTERS

         9.01 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion; provided that in the event that Seller updates the representations and warranties contained in Articles IV and V by written notice to Buyer prior to Closing and the Closing occurs, such updates will be considered to be part of the disclosure schedules to this Agreement as described in such updates.

         9.02 INDEMNIFICATION.

         (a) Subject to the limitations set forth in (b) below, Seller agrees to indemnify Buyer, the Company, their officers, directors, stockholders and lenders and hold them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a "Loss") which Buyer or the Company, may suffer, sustain or become subject to, as a result of (i) the breach of any representation or warranty made by the Company or Seller contained in Article IV of this Agreement, (ii) the breach of any representation or warranty made by Seller contained in Article V of the Agreement, (iii) the breach of any covenant made by Seller or the Company contained in Article III of this Agreement, (iv) the breach of any representation, warranty, covenant or agreement (other than representations or warranties set forth in Articles IV and V hereof or the covenants contained in Article III hereof) made by Seller contained in this Agreement or any Exhibit hereto, (v) any claims of any brokers or finders claiming by, through or under Seller, (vi) the litigation, if any, between Seller and Disclosure Incorporated or any other obligations of Seller arising from the Settlement Agreement (the "SETTLEMENT AGREEMENT") dated as of July 16, 1993 between Seller and Disclosure Incorporated (other than obligations assumed by the Company under the

Assignment and Assumption Agreement or resulting from a breach of the Assignment and Assumption Agreement by the Company) or (viii) any other litigation disclosed on Schedule 4.14 or 4.15.

         (b) The indemnification provided for in Section 9.02(a) above is subject to the following limitations:

                  (i) Seller will be liable to Buyer with respect to claims referred to in (a) (i), (a) (ii) and (a) (iii) above only if Buyer gives Seller written notice thereof within two years after the Closing Date except for claims arising from breaches of the representations and warranties (A) set forth in Sections 4.12 as to which claims must be made prior to the expiration of the applicable statute of limitation with respect thereto and (B) set forth in Sections 4.01, 4.02, 4.03,
         5.01 and 5.02 as to which claims may be made at any time;

                  (ii) with respect to claims referred to in (a)(i), (a)(ii) and (a)(iii) above, Seller will not be liable for any such Loss until the aggregate amount of all such Losses exceeds $439,000 and then Seller shall be liable for $219,500 of the first $439,000 of such Losses and then 100% of all Losses in excess of the first $439,000 of Losses; provided that in the event that the Company utilizes the credit entitlements (the "Credit Entitlements") relating to royalty generating licensing agreements provided to Seller by Disclosure Incorporated pursuant to Section 4 of the Settlement Agreement, such Credit Entitlements, to the extent actually utilized by the Company (the "Actual Credit"), shall increase the basket amount of $439,000 dollar for dollar and Seller will not be liable for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to the sum of $439,000 plus the Actual Credit (the "Amount"), and then Seller shall be liable for one half of the Amount and then 100% of all Losses in excess of the Amount; and

                  (iii) with respect to claims referred to in (a)(i), (a)(ii) and (a)(iii) above, Seller's aggregate liability with respect to Losses will not exceed $7,500,000; provided that in the event that the Note is still outstanding and Seller has indemnified Buyer for Losses in an amount equal to $5,000,000, Buyer agrees that any remaining Losses to which it is entitled to be indemnified pursuant to this Section 9.02 shall be paid to Buyer by set off of the Note pursuant to paragraph 9.02(h) hereof.

         (c) Buyer agrees to indemnify Seller and hold Seller harmless against any Loss which Seller may suffer, sustain or become subject to, as the result of
(i) a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement, and (ii) any claims of any brokers or finders claiming by, through or under Buyer. Buyer will not be liable for any Loss relating to breaches of Buyer's representations and warranties contained in
Article VI (except Sections 6.01, 6.02 and 6.03) hereof unless written notice of such breach is given by Seller to Buyer within two years of the Closing Date.

         (d) If a party hereto seeks indemnification under this Section 9,02, such party (the "INDEMNIFIED PARTY") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 9.02, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects (except that the Indemnifying Party may not so elect without the Indemnified Party's consent if such suit, action, claim, liability or obligation relates to the Indemnified Party's relationship with its customers or employees), shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or
(ii) the Indemnifying Party has failed to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any action or proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any action or proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

         (e) Except as otherwise provided in Section 9.02 (b) (iii), the Indemnifying party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for such claim or a final result, determination, finding, judgment and/or award is made pursuant to the terms of Section 9.03 hereof.

         (f) The foregoing indemnification provisions are the sole remedy for monetary damages that any party may have for misrepresentation, breach of warranty or breach of covenant, provided that nothing herein shall limit or preclude the availability of injunctive relief or any other equitable remedy.

         (g) Amounts paid to or on behalf of Buyer or Seller as indemnification shall be treated as adjustments to the Purchase Price.

         (h) In the event that Seller is required to indemnify Buyer and/or the Company pursuant to Section 9.02 (e), Buyer, in its sole discretion, may set off all or a portion of the amount of such indemnity obligation against the outstanding principal amount and interest on the Note.

         9.03 ARBITRATION PROCEDURE.

         (a) Buyer and Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Article IX, other than disputes relating to (i) Proprietary Rights and breaches of Section 4.14 and (ii) the provisions of Section 10.07 (the "DISPUTES"). Nothing in this section 9.03 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The parties hereby agree and acknowledge that, except as otherwise provided in this Section 9.03 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act as in effect in the Commonwealth of Massachusetts.

         (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the party delivering such notice of Dispute (the "DISPUTING PERSON") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "NOTICE OF Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

         (c) Buyer and Seller each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "BUYER'S ARBITRATOR" and the "SELLER'S ARBITRATOR," respectively). In the event that either party fails to select an arbitrator as set forth herein within 20 days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyer's Arbitrator shall select a third independent neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 9.03. If Seller's Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyer's Arbitrator.

         (d) The arbitrator(s) selected pursuant to paragraph (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000 and if Seller contests only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Seller and 40% (i.e., 200 /
500) to Buyer.

         (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "FINAL DETERMINATION") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

         (f) Buyer and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

         (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest announced by Morgan Guaranty Trust Company of New York, in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) plus 3.00% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semiannually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs and expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

                                    ARTICLE X

                              ADDITIONAL AGREEMENTS

         10.01 SALE OF BUYER.

         (a) In the event that the sale of Buyer or any transferee of the Business controlled by Buyer (whether by sale of at least two-thirds of Buyer's common stock, by merger or by sale of substantially all of its assets) (a "BUYER SALE") is consummated to Dun & Bradstreet Corporation or any of its Subsidiaries ("D&B") within 18 months following the Closing Date for a total aggregate cash purchase price (including assumed funded debt) which is in excess of $18 million, Buyer agrees to pay to Seller in immediately available funds all of the net proceeds in excess of $18 million within two business days of the receipt thereof.

         (b) In the event that a Buyer Sale is consummated to any third party (other than D&B) within one year following the Closing Date for a total cash purchase price (including assumed funded debt) which is in excess of $18 million, Buyer agrees to pay to Seller in immediately available funds 50% of the net proceeds in excess of $18 million within two business days of the receipt thereof.

         10.02 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Seller shall retain any and all liability with respect to benefits, claims or other entitlements arising as a result of events, incidents or illnesses incurred prior to the Closing Date with respect to former employees of the Company or the Division and employees of the Company or the Division on the Closing Date. Additionally, Seller shall retain any and all liability with respect to all Benefit Plans maintained or contributed to by Seller, the Company or the Division (or any predecessors thereto) with respect to current or former employees of the Company or the Division. The Buyer will not terminate the employment of a sufficient number of current employees of the Company or the Division during the six-month period commencing on the Closing Date which would result in a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act).

         10.03 CONTINUING ASSISTANCE. Subsequent to the Closing, Seller and Buyer at their own cost will assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         10.04 TAX MATTERS.

         (a) Any Tax sharing agreement between the Company and Seller or any other member of an Affiliated Group is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

         (b) The Seller agrees to indemnify the Buyer from and against the entirety of any losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for Taxes (i) of the Company for all Taxes for all taxable periods ending on or before (or which includes) the Closing Date (or if a taxable period begins before and ends after the Closing Date, so much if such taxable period as falls on or before the Closing Date), or (ii) of any Person other than the Company (A) under Treasury Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

         (c) Seller shall prepare and timely file (or cause to be prepared and timely filed) (i) a consolidated federal income Tax Return for the Seller Affiliated Group for Tax years ending on or before (or which include) the Closing Date, and (ii) a combined or unitary state, local or foreign income Tax Return of which the Company has been included as a member for Tax years ending on or before (or which include) the Closing Date (collectively, "GROUP TAX RETURNS"). Seller will include the income of the Company (including any deferred income triggered into income by Reg. ss.1.1502-13 and Reg. ss.1.1502-14 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on the Seller consolidated federal income Tax Return (and any applicable state local or foreign combined or unitary Tax Return) for the period which includes the Closing Date in accordance with the Company's past custom and practice.

         (d) Seller shall prepare and timely file (or cause to be prepared and timely filed) all state, local and foreign income Tax Returns for the Company for Tax years ending on or before the Closing Date.

         (e) Seller will allow the Buyer an opportunity to review and comment upon the Tax Returns described in (c) and (d) above (including any amended returns) to the extent that they relate to the Company and will take no position on such returns that relate to the Company that would adversely affect the Company after the Closing Date without the Buyer's consent, which consent shall not be unreasonably withheld. For purposes of the preceding sentence with respect to the Group Tax Returns, Seller need only provide Buyer with the stand-alone "pro forma Tax information that was used by Seller as consolidating entries on such Group Tax Returns, together with any such additional information necessary to understand such Tax information as Buyer may reasonably request. For purposes of preparing the Tax Returns described in (c) and (d) above, the income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

         (f) Seller shall keep the Company and Buyer promptly advised as to the status of any Tax audits and litigation involving any issues relating to any Taxes pertaining to taxable periods on or prior to the Closing Date to the extent that such issue would affect the Company after the Closing Date, and shall provide such information pertaining to the Company as Buyer may reasonably request in writing. Seller will allow the Company and its counsel to participate (at the Company's own expense and upon the Company's written request) in any audits of Seller's consolidated federal income Tax Returns (or state, local or foreign combined or unitary Tax Returns) to the extent that such Returns relate to the Company. The Company's participation will be limited to those issues affecting the Company. Seller will not settle any such audit in a manner which would adversely affect the Company after the Closing Date without the prior written consent of the Buyer, which consent shall not unreasonably be withheld.

         (g) Seller will immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Company into the Seller's consolidated Tax return(or state, local or foreign combined or unitary Tax Return), when such refund or reduction is realized by the Seller's group. Seller will, at the Company's expense, cooperate with the Company in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Tax returns or refund claims. The Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

         (h)  No election shall be made under Code Section 338(g) and/or Code
Section 338 (h) (10) with respect to the purchase and sale of the Company's stock hereunder. Notwithstanding anything to the contrary in this Agreement, Seller shall indemnify and hold harmless the Buyer and the Company against any Taxes arising from any actions taken by Seller or the Company on or before the Closing which causes (i) a deemed election under Code Section 338, or (ii) the transaction to otherwise be treated as an asset acquisition for Tax purposes.

         (i) Each party shall provide the other party, promptly upon written request, with such cooperation and assistance, documents, and other information as may be reasonably requested by such party in connection with the preparation and filing of any Tax Returns, the conduct of any audit or other examination or any judicial or administrative proceeding involving Taxes. The party requesting such assistance shall pay the reasonable costs of the party providing such assistance.

         (j) Seller agrees to indemnify and hold harmless Buyer and the Company against any Taxes (including loss of Tax benefits) that arise should there be a final determination that the total amount paid by Buyer for the licenses pursuant to the License Agreement pursuant to Section 1.04 (b) (iv) should be capitalized for Tax purposes without allowance for depreciation or amortization thereof (it being understood that the Tax basis in the licenses pursuant to the License Agreement that is recoverable only upon the sale, disposition or abandonment of the licenses pursuant to the License Agreement shall not be considered to give rise to an allowance for depreciation or amortization). However, Buyer will reimburse Seller the amount of any payments made by Seller pursuant to this paragraph to the extent Buyer actually receives a tax benefit for the capitalized cost of the License Agreement through a taxable sale, disposition or abandonment of the licenses on or before the date which ends five years after the Closing Date.

         10.05 PRESS RELEASES AND ANNOUNCEMENTS. Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without the mutual approval of all parties hereto, except any public disclosure which any party in good faith believes is required by law or regulation (in which case the disclosing party agrees to provide to the other party reasonable notice of such disclosure and the opportunity to comment on the form and content of such disclosure). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without Buyer's consent and Seller's consent (which shall not be unreasonably withheld).

         10.06 FURTHER TRANSFERS. Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer of the assets of the Division to the Company, the transfer to Buyer of the Company Stock and the Business and any other transactions contemplated hereby.

         10.07 NON-COMPETE; NON-SOLICITATION

         (a) As a significant inducement to Buyer to enter into and to perform its obligations under this Agreement, Seller agrees that, for a period of three
(3) years after the Closing, Seller shall not anywhere in the world, on its own behalf, develop, license or sell a Competing Product. Seller further agrees that, for a period of three (3) years after the Closing, Seller will not (1) acquire more than 5% of the equity of any entity which recognizes 50% or more of its net revenue from the license or sale of Competing Product (s) ; (2) acquire more than 10% of the equity of any entity which recognizes more than 20% percent but less than 50% of its net revenue from the license or sale of Competing Product(s); or (3) acquire more than 50% of the equity of any entity which recognizes less than or equal to 20% of net revenue from the license or sale of Competing Products(s) provided such 20% is greater than $5,000,000 annually for acquisitions during the first year after the Closing Date, greater than $10,000,000 annually for acquisitions during the second year after the Closing Date and greater than $20,000,000 annually for acquisitions during the third year after the Closing Date. "Competing Product" shall mean (i) financial information organized in database products similar to any one of those offered by the Company as of the Closing Date; (ii) business reference information organized in database products substantially similar to any one of those offered by the Company as of the Closing Date; or (iii) information organized in database products substantially similar to any one of those described in Schedule 10.07A hereto, which product the Company plans to offer in the future. "Competing Product" shall not include information organized in database products substantially similar to any one of those described in Schedule 10.07B hereto. For purposes of this Section 10.07, the term "Seller" shall mean Lotus Development Corporation ("Lotus") and any wholly owned subsidiary of Lotus as of the Closing Date.

         (b) As a further such inducement to Buyer, Seller agrees that, for a period of three (3) years after the Closing, if the Company offers consulting services to the Company's customers on an ongoing basis, commencing no later than six months after the Closing, Seller shall not anywhere in the world provide consulting or customized application development services where more than 20% of such consulting services (calculated on either an hourly or dollar basis) under any services contract within a one year period would directly enhance the value to the Company's customers of the financial and/or business reference databases of the Company or any directly competitive financial and/or business reference databases offered by third parties, including the Company's suppliers.

         (c) Seller agrees that (i) for a period of three years after the Closing, it will not directly or indirectly solicit employment to any current employee of the Company without the prior written consent of Buyer and (ii) for a period of two years after the Closing it will not directly or indirectly hire any current employee of the Company without the prior written consent of Buyer.

         (d) If, at the time of enforcement of this Section 10.07 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         (e) The Company agrees that in the event of any breach of any provisions of this Section 10.07, Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company's obligations under this Section 10.07 not only by an action or actions for damages but also by an action or actions for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 10.07.

         (f)  As consideration for the non-compete agreement set forth in this
Section 10.07, Buyer will pay to Seller at the closing an amount equal to $3,000,000 (the "NON-COMPETE PRICE").

         10.08 SPECIFIC PERFORMANCE. Seller acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder not only by an action or actions for damages but also, where money damages are inadequate, by an action or actions for specific performance, injunctive and/or other equitable relief.

         10.09 TRANSITION ASSISTANCE. Seller will not in any manner take any action which is designed or intended to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

         10.10 INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Closing Date, Buyer may make or cause to be made upon reasonable notice such investigation of the business and properties of the Company as it deems necessary or advisable to familiarize itself therewith. Seller and the Company agrees to permit Buyer, its authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction upon reasonable notice to (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors, officers, key employees, key customers, key sales representatives, key suppliers and independent accountants of the Company.

         (b) If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any information and materials reasonably designated by Seller as confidential, and Buyer and its representatives will return to Seller originals of and destroy copies of all memoranda, notes, plans, records, documentation and other materials obtained from Seller in connection with the transactions contemplated by this Agreement which Buyer may then possess or have under its control. Whether or not the transactions contemplated hereby are consummated, Seller will maintain the confidentiality of all information and materials regarding Buyer and its affiliates reasonably designated by Buyer as confidential. If the transactions contemplated by this Agreement are consummated, Seller will maintain the confidentiality of, and will not use for any purpose, all proprietary and other nonpublic information regarding the Company (including, without limitation, any of same included in the Proprietary Rights), except as necessary to file tax returns and other reports to governmental agencies or as required by law or in connection with any litigation with the consent of Buyer (which consent will not unreasonably be withheld) or in connection with the litigation between Seller and Disclosure Incorporated, and to turn over to Buyer at the Closing copies of all such materials they have in their possession. In the event of the breach of any of the provisions of this Section 10.10, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof. This Section 10.10 shall survive any expiration or termination of this Agreement.

         10.11 EXPENSES. Except as otherwise provided herein, Buyer and Seller will pay all of their own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; it being understood that Seller will pay the fees and expenses of the Company and that the Company will not pay any of Seller's costs and expenses (including legal and accounting) arising in connection with the transactions contemplated thereby if the transactions are consummated. All real estate taxes applicable to any parcel of real property identified as leased by the Company on the Leases Schedule and for which the Company is obligated to pay shall be prorated between Seller and Buyer as of the Closing Date.

         10.12 EXCLUSIVITY. Until this Agreement is terminated by its terms, Seller will not (and Seller will not cause or permit any affiliate, director, officer, employee or agent of the Company and its affiliates to), (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other person to do or seek any of the foregoing. Until the earlier of (a) the time this Agreement is terminated by its terms or (b) the Closing Date, Seller shall notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         10.13 BOOKS AND RECORDS. Unless otherwise consented to in writing by Seller or Buyer (as the case may be), Buyer and Seller will not, for a period of seven (7) years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by Seller without first offering to surrender to Seller or Buyer such books and records or any portion thereof of which Seller or Buyer may intend to destroy, alter or dispose. Buyer and Seller will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

         10.14 LOTUS UK TRANSFERS. Seller hereby agrees to take all actions as are necessary or reasonably requested by Buyer to transfer in accordance with this Section 10.14 and prior to the

Closing all of the assets of the Division (the "LOTUS UK ASSETS") held by Lotus Development UK Ltd., a United Kingdom corporation ("LOTUS UK") (including, without limitation, those assets set forth on Schedule 10.14 attached hereto (the "UK OneSource Assets Schedule")) to the Company. Seller agrees to accomplish such transfer prior to the Closing by first causing Lotus UK to form a new corporation that is a wholly owned subsidiary of Lotus UK ("UK SUB"), then transferring all of the Lotus UK assets to the UK Sub, then selling all of the capital stock of the UK Sub to Seller, and then causing Seller to transfer all of the capital stock of the UK Sub to the Company in the form of a capital contribution. To the extent that the transactions contemplated by this Section
10.14 give rise to a charge pursuant to Section 178 or Section 179 of Taxation of Chargeable Gains Act 1992 (the "Charge"), Seller shall reimburse the Company or the UK Sub for the full amount of such Charge incurred by the Company or the UK Sub. Buyer agrees that the Company or UK Sub will notify the Seller if the Charge issue is raised by the UK Tax Authorities in their examination of the Company or UK Sub. Buyer further agrees that the Company and the UK Sub will allow the Seller and its counsel to participate (at the Seller's own expense and upon the Seller's written request) in any audits of the Company's or UK Sub's U.K. income Tax Returns to the extent that such audits relate to the Charge. Buyer agrees that the Company and the UK Sub will not settle any such audit in a manner which will result in a Charge reimbursable by the Seller to the Company or the UK Sub without the prior written consent of the Seller, which consent shall not unreasonably be withheld.

         10.15 BONUSES. The Company and Seller acknowledge that the persons listed on Schedule 10.15 (the "Holders") hold options to acquire Seller's common stock in the amounts set forth opposite such Holder's name on Schedule 10.15 which have not vested pursuant to their terms and which will expire upon the Closing (the "Unvested Options"). The exercise prices of such Unvested Options are set forth on Schedule 10.15. The Company hereby covenants and agrees that so long as a Holder remains employed by the Company on the date which Unvested options would have vested had such Holder been employed by Seller, the Company will pay a bonus (a "Bonus") to such Holder equal to (a) 65%, multiplied by (b) the number of Unvested Options which would have vested on such date, multiplied by (c) the difference between the closing price of Seller's common stock on the Closing Date and the exercise price of the Unvested options which would have vested on such date (the "Spread"). At Closing, Seller agrees that it will pay to the Company an amount equal to (i) 50%, multiplied by (ii) the total Unvested Options, multiplied by (iii) the Spread with respect to the Unvested options. The Company agrees to use such funds to pay Bonuses. In the event that a Holder's employment with the Company terminates prior to the time all of his or her Unvested Options would have vested had such Holder been employed by Seller until such date, the Company agrees that it will pay to Seller an amount equal to (A) 50%, multiplied by (B) the number of Unvested Options which would have remained unvested had such Holder been employed by Seller until such date, multiplied by (C) the aggregate Spread with respect to such Unvested Options. Any amounts payable to Seller by the Company pursuant to the immediately preceding sentence shall be determined for each calendar year period following the closing and paid by the Company in an annual lump sum on each March 31 following each such calendar year period. Buyer and Seller hereby agree that
Schedule 10.15 shall be delivered by Seller to Buyer at least 5 business days prior to the Closing.

         10.16 LOTUS 401(k) PLAN. Prior to the Closing Date and effective as of the Closing Date, Seller shall amend the Lotus Profit Sharing and 401(k) Plan (the "Plan") to provide that all employees of the Business who are participants in the Plan shall be fully vested in all of their account balances in the Plan. Following the Closing Date, Seller shall permit such participants to leave such fully vested account balances in the Plan or to roll over such account balances (including earnings thereon as of the date of transfer), in accordance with the terms of the Plan, to an individual retirement account or another qualified defined contribution plan (including such a plan established by the Company). In the alternative, and at Seller's sole discretion, Seller agrees to pay to each such employee an amount which represents the unvested portion of each such employee's account balance under the Plan as of the Closing Date. Such payment shall be made as soon as possible following the Closing Date.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         11.02 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied. Notices, demands and communications to the Company, Seller and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

         NOTICES TO SELLER:

         Lotus Development Corporation
         55 Cambridge Parkway
         Cambridge, MA 02142
         Attn:    General Counsel

         NOTICES TO BUYER:

         Datext Holding Corporation
         c/o Information Partners Capital Fund, L.P.
         Two Copley Place
         Boston, MA 02116
         Attention: David Dominik

         WITH A COPIES TO:

         William Blair Venture Partners
         135 South LaSalle
         Chicago, IL 60603
         Attention: Gregg Newmark

         AND

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL 60601
         Attention:  Karl E. Lutz, P.C.
                     James L. Learner

         11.03 BINDING AGREEMENT: ASSIGNMENT.

         (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Seller.

         (b) Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly-owned Subsidiaries; provided that in the event of any such assignment, Buyer will guarantee the obligations of any such assignee under this Agreement (such guarantee to be in form and substance reasonably satisfactory to Seller). Buyer's "wholly-owned Subsidiaries" include Subsidiaries which may be organized subsequent to the date hereof.

         (c) Buyer may assign its rights under this Agreement for collateral security purposes to the lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

         11.04 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         11.05 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

         11.06 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         11.07 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         11.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

         11.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         11.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

                                     * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          DATEXT HOLDING CORPORATION


                                          By:  /s/ David Dominik
                                              ------------------------------
                                          Its: President
                                              ------------------------------



                                          LOTUS DEVELOPMENT CORPORATION


                                          By:  /s/ David B. Fischer
                                              ------------------------------

                                          Its: Vice President
                                              ------------------------------


                                          DATEXT, INC.


                                          By:  /s/ Daniel Schimmel
                                              ------------------------------

                                          Its: President
                                              ------------------------------

                                LIST OF EXHIBITS

       Exhibit A       -      Note

       Exhibit B       -      Warrant

       Exhibit C       -      License Agreement

       Exhibit D       -      Transition Agreement

       Exhibit E       -      Assignment and Assumption Agreement

       Exhibit F       -      Opinion of Seller's Counsel

       Exhibit G       -      Officer's Certificate of the Company

       Exhibit H       -      Opinion of Buyer's Counsel

       Exhibit I       -      Officer's Certificate of Buyer

                                LIST OF SCHEDULES


       Schedule  2.01(d)      -  Consents Schedule

       Schedule  3.02(f)      -  Managers Schedule

       Schedule  4.01         -  Qualifications Schedule

       Schedule  4.04         -  Subsidiaries Schedule

       Schedule  4.05         -  Restrictions Schedule

       Schedule  4.09         -  Developments Schedule

       Schedule  4.10(a)      -  Assets Schedule

       Schedule  4.10(c)      -  Encumbrances Schedule

       Schedule  4.11         -  Accounts Receivable Schedule

       Schedule  4.12         -  Taxes Schedule

       Schedule  4.13         -  Contracts Schedule

       Schedule  4.14         -  Proprietary Rights Schedule

       Schedule 4.15          -  Litigation Schedule

       Schedule 4.16          -  Brokerage Schedule

       Schedule  4.17         -  Licenses Schedule

       Schedule  4.18         -  Employee Schedule

       Schedule  4.19         -  Employee Benefit Plans Schedule

       Schedule  4.20         -  Insurance Schedule

       Schedule  4.21         -  Officers and Directors Schedule

       Schedule  4.22         -  Affiliate Transaction Schedule

       Schedule  4.24         -  Product Warranty Schedule

       Schedule  10.07A       -  Non-Compete - Prohibited Activities

       Schedule  10.07B       -  Non-Compete - Permitted Activities

       Schedule  10.14        -  UK OneSource Assets Schedule

                     SCHEDULE 10.07A - PROHIBITED ACTIVITIES

         (a) In reference to paragraph (a) (iii) of Section 10.07, "Competing Product" shall mean any of the following specific databases:

         Thomas' Register

         Computer Intelligence Installed Computer
         Hardware/Software Database

         Dun's Market Identifiers Database

         The Economists' Intelligence Unit Country Information
         Database



         (b) The parties agree that, at the expiration of 18 months after the Closing Date, this Schedule 10.07A shall be automatically revised to contain only those items listed above with respect to which the Company then sells a commercial product to its customers.

                      SCHEDULE 10.07B PERMITTED ACTIVITIES

         General, business, financial (including stock quotes) and/or consumer news information generally available in widely circulated publications, with the exception of archival compilations of such information which would constitute a Competing Product as defined in Sections 10.07(a) (i), (ii) and (iii).

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("First Amendment") is made and entered into as of September 8, 1993, by and among Lotus Development Corporation, a Delaware corporation ("SELLER"), OneSource Information Services, Inc. (formerly known as Datext, Inc.), a Delaware corporation (the "COMPANY"), and OneSource Holding Corporation (formerly known as Datext Holding Corporation), a Delaware corporation ("BUYER").

         Seller, Buyer and the Company are parties to that certain Stock Purchase Agreement dated as of August 3, 1993 (the "STOCK PURCHASE AGREEMENT"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

         The parties hereto desire to amend the Stock Purchase Agreement to modify the calculation of the Purchase Price thereunder.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. AMENDMENTS TO STOCK PURCHASE AGREEMENT. Upon the Effective Date, the Stock Purchase Agreement shall be amended as follows:

         (a) The first sentence of Section 1.02(b) of the Stock Purchase Agreement shall be amended by replacing the reference to "the day immediately preceding the Closing Date" therein with a reference to "August 28, 1993".

         (b) Section 1.02(c) of the Stock Purchase Agreement shall be amended in its entirety to read as follows:

               "(c) Seller will notify Buyer in writing of its good faith estimate of the Company's Closing Date Asset Value as of August 28, 1993 (the "Estimated Closing Date Asset Value") by delivering to Buyer at the Closing a detailed balance sheet for the Company as of the close of business on August 28, 1993. The "ESTIMATED PURCHASE PRICE" will be equal to $8,439,000, reduced (or increased) by the amount by which the Estimated Closing Date Asset Value is less (or greater) than $15,921,000. The Estimated Purchase Price shall be paid as follows:

                           (i) $5,000,000 will be paid by Buyer to Seller by
                  issuance of a subordinated promissory note of Buyer in the form of EXHIBIT A attached hereto (the "NOTE"); and

                           (ii) an amount equal to the Estimated  Purchase Price
less $5,000,000 will be paid by Buyer to Seller in cash by wire transfer of immediately available funds.

                  In addition, Buyer will issue to Seller a warrant to initially purchase 100,000 shares of Buyer's common stock in the form of EXHIBIT B attached hereto (the "WARRANT"). The Note, the Warrant and the common stock issued or issuable pursuant to the Warrant are referred to herein as the "BUYER SECURITIES."

         (c) The first sentence of Section 1.03 shall be amended by replacing the reference to "the day immediately preceding the Closing Date" therein with a reference to "August 28, 1993".

         (d) Clause (ii) of Section 1.04(b) of the Stock Purchase Agreement shall be amended by replacing the reference to "3,439,000" therein with a reference to "the amount specified in clause (ii) of Section 1.02(c)".

         (e)  The following shall be added as Section 5.07 of the Stock Purchase
Agreement:

                  "5.07 UK SUBSIDIARY. The UK Sub formed pursuant to Section
10.14 is duly organized, validly existing and in good standing under the laws of the United Kingdom. The UK Sub has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon transactions or events occurring on or before the Closing, except as reflected on the balance sheet attached hereto.

         (f) Section 6.03 of the Stock Purchase Agreement shall be amended in its entirety to read as follows:

                           "6.03 CAPITALIZATION. On the Closing Date, the authorized capital stock of Buyer will consist of (a) 1,500,000 shares of common stock, par value $.0l per share, of which 729,000 shares are issued and outstanding, 100,000 shares are reserved for issuance upon exercise of the Warrant and 10,101 shares are reserved for issuance upon exercise of the warrants issued to Silicon Valley Bank and (b) 100,000 shares of Class P common stock, par value $.0l per share, of which 81,000 shares are issued and outstanding on the Closing Date, all of the issued and outstanding shares of capital stock of Buyer will be duly authorized, validly issued, fully paid and nonassessable, and neither subject to, nor issued in violation of, any preemptive rights."

         (g) Clause (c) of the third sentence of Section 10.15 of the Stock Purchase Agreement shall be amended to read as follows:

                           "(c) the difference between the last traded price of Seller's common stock on the Closing Date and the exercise price of the Unvested Options which would have vested on such date (the "Spread")."

         (h) The following shall be added as Section 10.17 to the Stock Purchase
Agreement:

                           "10.17 OPERATION FOR BUYER'S BENEFIT. On and after August 28, 1993, the Company shall be deemed to be operated for Buyer's benefit. Accordingly, all items of income, expense, gain and loss shall be for Buyer's and the Company's account. In addition, in order to give effect to the foregoing, and in addition to the general provisions set forth in Sections 3.01 and 3.02, Seller agrees that all cash, cash equivalents, accounts receivable and other assets received or accrued by the Company from and including August 28, 1993 through the Closing Date are solely for Buyer's and the Company's account, and are not for the benefit of Seller. Seller shall, and shall cause the Company to, take all actions necessary or reasonably requested by Buyer in order to effectuate the foregoing, including without limitation reimbursing the Company or Buyer promptly, but in any event no later than five (5) days after the Closing, all cash and other property received by Seller on behalf of the Company on or prior to the Closing net of expenses paid by Seller on behalf of the Company and not previously taken into account in determining the Estimated Purchase Price."

         2. EFFECTIVENESS. This First Amendment shall become effective at the time (the "EFFECTIVE DATE") at which Seller, Buyer and the Company have executed counterparts of this First Amendment (for purposes of which, receipt of a telecopied copy of a counterpart executed by such party shall be deemed receipt of such executed counterpart).

         3. NO FURTHER EFFECT. Except as expressly affected by this First Amendment, the terms of the Stock Purchase Agreement shall continue in full force and effect.

         4. MISCELLANEOUS. This First Amendment may be executed in multiple counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this First Amendment by signing any such counterpart.

                                   * * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                          ONESOURCE HOLDING CORPORATION


                                          By: ______________________________

                                          Its:______________________________




                                          LOTUS DEVELOPMENT CORPORATION


                                          By: ______________________________

                                          Its:______________________________



                                          ONESOURCE INFORMATION SERVICES, INC.


                                          By: ______________________________

                                          Its:______________________________